As filed with the Securities and Exchange Commission on January 26, 2026

Registration No. 333-271010

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3 REGISTRATION STATEMENT NO. 333-271010

UNDER

THE SECURITIES ACT OF 1933

PASITHEA THERAPEUTICS CORP.

(Exact name of registrant as specified in its charter)

Delaware	85-1591963
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1111 Lincoln Road, Suite 500

Miami Beach, Florida 33139

(786) 977-3380

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tiago Reis Marques

Chief Executive Officer

Pasithea Therapeutics Corp.

1111 Lincoln Road, Suite 500

Miami Beach, Florida 33139

(786) 977-3380

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

James O’Grady, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Telephone: (212) 262-6700

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Pasithea Therapeutics Corp., a Delaware corporation (the “Registrant”), is filing this Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement on Form S-3 (File No. 333-271010) filed by the Registrant with the Securities and Exchange Commission (“SEC”) on March 30, 2023 and declared effective by the SEC on April 19, 2023 (the “Registration Statement”), to deregister any and all securities of the Registrant registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.

The Registration Statement pertains to the registration of an indeterminate amount of (i) the Registrant’s common stock, (ii) the Registrant’s preferred stock, (iii) warrants, (iv) subscription rights and (v) units, or any combination of the foregoing, having an aggregate offering price not to exceed $15,000,000.

Any and all offerings of the Registrant’s securities pursuant to the Registration Statement have been terminated. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement. In addition, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities being registered which remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities registered under the Registration Statement that remain unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami Beach, State of Florida, on January 26, 2026.

PASITHEA THERAPEUTICS CORP.

By:	/s/ Tiago Reis Marques
Name:	Dr. Tiago Reis Marques
Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

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